As filed with the Securities and Exchange Commission on July 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SHFL entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-1448495
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

1106 Palms Airport Drive

Las Vegas, NV 89119

(702) 897-7150

(Address of principal executive offices)

2012 Stock Incentive Plan

(Full title of the Plan)

Katie Lever

General Counsel and Executive Vice President

SHFL entertainment, Inc.

1106 Palms Airport Drive

Las Vegas, NV 89119

(702) 897-7150

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Timothy Harris, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

(650) 813-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

_______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share:
2012 Stock Incentive Plan (the “2012 Plan”)	7,537,663 (2)	$22.75 (3)	$171,481,833	$23,390

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2012 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Includes (i) the 636,817 shares of common stock which have been reserved but not issued or subject to outstanding awards under the 2004 Equity Incentive Plan (the “2004 EIP”), and (ii) the 200,846 shares of common stock which have been reserved but not issued or subject to outstanding awards under the 2004 Equity Incentive Plan for Non-Employee Directors (the “2004 EIP-NED”) in each case as of March 14, 2013, the date of stockholder approval of the 2012 Plan. The 2012 Plan provides that the maximum aggregate number of shares of common stock awarded or sold under the 2012 Plan is 6,700,000 shares of common stock, plus shares of common stock which have been reserved but not issued under the 2004 EIP and 2004 EIP-NED (collectively, the “Predecessor Plans”) as of the date of stockholder approval of the 2012 Plan, and shares of common stock subject to stock options or similar awards granted under the Predecessor Plans that expire or otherwise terminate without having been exercised in full and shares of common stock issued pursuant to awards granted under the Predecessor Plans that are forfeited to or repurchased by the Registrant. No further awards will be made under the Predecessor Plans.

(3)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the common stock as quoted on The NASDAQ Global Select Market on July 18, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

SHFL entertainment, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(a) the Registrant’s Annual Report filed on Form 10-K for the fiscal year ended October 31, 2012;

(b) the Registrant’s Definitive Proxy Statement filed on February 1, 2013, as amended on February 1, 2013 and March 7, 2013;

(c) the Registrant’s Quarterly Reports filed on Form 10-Q for the quarters ended January 31, 2013 and April 30, 2013;

(d) the Registrant’s Current Reports on Form 8-K filed on November 5, 2012, December 17, 2012, January 31, 2013, January 31, 2013, March 18, 2013, July 16, 2013, July 17, 2013 and July 18, 2013; and

(e) the description of the Registrant’s common stock which is contained in a Registration Statement filed by the Registrant under the Exchange Act, including any amendment or report filed for the purpose of updating such description, and to the extent that such Registration Statement includes relevant information incorporated by reference, the Registrant’s Registration Statement on Form S-1, Registration No. 333-152000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article VI of the Amended and Restated Bylaws of the Registrant provides that directors and officers shall have the right to indemnification to the fullest extent permitted by law, and that the foregoing right of indemnification shall not exclude any other right to which an officer or director may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and the grant or enforcement of any such right shall not imply that the Registrant may not provide lawful indemnification or advances of expenses.

The Registrant also maintains liability insurance which entitles its officers and directors to any applicable indemnification and defense cost provisions as provided for in the Registrant’s Amended and Restated Bylaws. In addition, the Registrant has entered into agreements to indemnify its directors and certain officers in addition to the indemnification provided for in the Registrant’s Amended and Restated Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1*

Registration Rights Agreement dated May 13, 2004, by and between Casinos Austria AG on the one hand and the Registrant on the other hand (Incorporated by reference to exhibit 10.2 in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004).

4.2*	SHFL entertainment, Inc. 2012 Stock Incentive Plan (Incorporated by referenced to exhibit 10.1 in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2013).

5.1	Opinion of Greenberg Traurig LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits previously filed.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 23 day of July, 2013.

SHFL ENTERTAINMENT, INC.

By:	/s/ MICHAEL GAVIN ISAACS
Michael Gavin Isaacs
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Michael Gavin Isaacs and Linster W. Fox, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ MICHAEL GAVIN ISAACS Michael Gavin Isaacs	Chief Executive Officer (Principal Executive Officer)	July 23, 2013

/s/ LINSTER W. FOX Linster W. Fox	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 23, 2013

/s/ GARY W. SAUNDERS Gary W. Saunders	Chairman of the Board of Directors	July 23, 2013

/s/ JOHN R. BAILEY John R. Bailey	Director	July 23, 2013

/s/ EILEEN F. RANEY Eileen F. Raney	Director	July 23, 2013

/s/ A. RANDALL THOMAN A. Randall Thoman	Director	July 23, 2013

/s/ DANIEL M. WADE Daniel M. Wade	Director	July 23, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1*

Registration Rights Agreement dated May 13, 2004, by and between Casinos Austria AG on the one hand and the Registrant on the other hand (Incorporated by reference to exhibit 10.2 in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004).

4.2*	SHFL entertainment, Inc. 2012 Stock Incentive Plan (Incorporated by referenced to exhibit 10.1 in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2013).

5.1	Opinion of Greenberg Traurig LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits previously filed.